Exhibit 99.1

Larry D. Altstiel, M.D., Ph.D. Joins Neurotrope Board of Directors

- Dr. Altstiel brings over 30 years of expertise in neurodegenerative diseases -

Newark, NJ – September 18, 2014 – Neurotrope, Inc. (OTCQB: NTRP) today announced the appointment of Larry D. Altstiel, M.D., Ph.D. to the Company’s Board of Directors, effective September 12, 2014. The appointment of Dr. Altstiel fills a vacancy on the Board of seven members. Dr. Altstiel will also become Chairman of the Nominating and Corporate Governance Committee and a member of the Audit and Compensation Committees of the Board. He is also a member of Neurotrope’s Scientific Advisory Board, a position he has held since October 2013.

“We are pleased to welcome Dr. Altstiel to our Board of Directors,” stated Paul Freiman, Chairman of the Board of Neurotrope. “His vast expertise in the area of neurodegenerative diseases, coupled with his extensive clinical trial experience, will be invaluable to us as we move forward with bryostatin, our lead compound for the treatment of Alzheimer’s, as well as our other therapeutic pipeline development activities including orphan disease targets Niemann-Pick Type C Disease and Fragile X Syndrome.”

In addition to his roles at Neurotrope, since 2013, Dr. Altstiel is Chief Executive Officer of Provectra Therapeutics Inc., an early-stage biotechnology company developing novel gene therapy for neurodegenerative diseases. Prior to Provectra, from 2007 to 2013, Dr. Altstiel was Vice President Neuroscience Clinical Development, Neuroscience Therapeutic Area Clinical Lead, at Pfizer, Inc. While there, Dr. Altstiel was responsible for the direction of PGRD Neuroscience Research Unit clinical research, including governance, operational and budgetary responsibilities for: preclinical biology and first in human studies; supervising of transitional medical plans and related external alliances; supervising clinical teams conducting early phase clinical research from translational medicine through proof of concept, and subsequent Phase 3 clinical trials.

Dr. Altstiel earned his Ph.D. in Cell Biology, Virology and Physical Chemistry from The Rockefeller University. He earned his M.D. from The University of Miami, Miller School of Medicine, and his B.S. in Chemistry/Physics from the University of Illinois. He is the recipient of numerous awards and fellowships and is an active member in a number of industry-related professional societies and foundations. Dr. Altstiel’s papers and abstracts in the field of neurodegenerative diseases have appeared in more than 60 publications to date.

About Neurotrope

Neurotrope was formed in October 2012 principally to license, develop and commercialize various novel therapeutic and diagnostic technologies from BRNI. Neurotrope’s pipeline, under its license from BRNI, includes the drug candidate, bryostatin, for the treatment of Alzheimer’s disease; a minimally invasive, diagnostic biomarker analysis system which would assess the presence of Alzheimer’s in patients. A Phase 2a study with bryostatin in the treatment of Alzheimer’s disease is currently underway. In addition, Neurotrope has a world-wide, exclusive license agreement with the Icahn School of Medicine at Mount Sinai to utilize its proprietary information and data package for the use of Bryostatin-1 in the treatment of Niemann-Pick Type C Disease, a rare disease, mostly of children who are afflicted with Alzheimer-like symptoms. Also, as part of its license from BRNI, the Company, under its BRNI license, has the rights to pursue treatments for a number of orphan diseases, including Fragile X Syndrome. The Company’s preclinical and clinical efforts are focused on the development of conventional small molecules that are extraordinarily potent in the activation of the enzyme PKCe, which has been shown to play a central role in the regrowth or repair of nervous tissues, cells or cell products.

Please visit www.neurotropebioscience.com for further information.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements include statements regarding the plans and objectives of management for future operations, including plans or objectives relating to the development of commercially viable pharmaceuticals, Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company’s current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company’s inability to obtain adequate financing, the significant length of time associated with drug development and related insufficient cash flows and resulting illiquidity, the Company’s inability to expand the Company’s business, significant government regulation of pharmaceuticals and the healthcare industry, lack of product diversification, volatility in the price of the Company’s raw materials, existing or increased competition, results of arbitration and litigation, stock volatility and illiquidity, and the Company’s failure to implement the Company’s business plans or strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Report on Form 10-Q for the fiscal six months ended June 30, 2014. The Company does not undertake to update these forward-looking statements.

For additional information, please contact:

Robert Weinstein

Chief Financial Officer

(914) 295-2765

rweinstein@neurotropebioscience.com

www.neurotropebioscience.com